UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2014

Victory Electronic Cigarettes Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-52745	98-0534859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11335 Apple Drive, Nunica, Michigan 49448
                 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (616) 384-3272

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On June 3, 2014, Victory Electronic Cigarettes Corporation (the “Company”) entered into Amendment No. 1 (“Amendment No. 1”) to the Securities Purchase Agreement (the “Original Securities Purchase Agreement” and as amended by Amendment No. 1, the “Purchase Agreement”), dated April 22, 2014, between the Company and the purchasers signatory thereto (the “Purchasers”) and Amendment No. 1 (the “Note Amendment”) to the 6% Senior Convertible Notes (the “6% Notes”) issued pursuant to the Original Securities Purchase Agreement.  Pursuant to Amendment No. 1 and the Note Amendment, the Company agreed to issue and the Purchasers agreed to purchase, in two tranches, up to an additional $7,692,308 principal amount of 6% Notes.  On June 3, 2014, the Company issued to the Purchasers the first tranche of $4,395,604 principal amount of 6% Notes (the “First Tranche”) for total net proceeds to the Company of $3,950,000. The second tranche of $3,296,704 principal amount of 6% Notes (the “Second Tranche”) is expected to be purchased on September 2, 2014, or such other date as the parties may agree, subject to the satisfaction of closing conditions set forth in Amendment No. 1.

6% Notes. The 6% Notes, as amended by the Note Amendment, are due September 3, 2015, and to the extent that the Second Tranche is advanced, December 2, 2015, less any amounts converted or redeemed prior to the due date and accrue interest at a rate of 6% on the aggregate unconverted and outstanding principal amount payable in cash on a monthly basis. Beginning on June 30, 2014, on the last Trading Day (as defined in the 6% Notes) of each calendar month, the Company shall pay to the Purchaser an additional interest in cash in the amount of $68,750, and following the closing of the Second Tranche, if any, in the amount of $75,000.

The Conversion Price (as defined in the Note Amendment) of the 6% Notes with respect to the First Tranche is $10.63. To the extent that the Second Tranche is purchased, the Conversion Price will be 115% of the VWAP of the Company’s common stock on the trading day preceding the advance.  The Conversion Price for 6% Notes is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. Additionally, the conversion price for the 6% Notes will be adjusted should the Company issue any equity or convertible debt at a purchase price that is less than the current exercise price, with certain exceptions as further described in the Notes. Additionally, should the Company complete an underwritten public offering of a minimum of $25 million, the conversion price would reset to the price that is equal to 115% of the VWAP of the Company’s shares of common stock on the trading day immediately following the pricing of such public offering should that price be lower than the conversion price then in effect.

Between October 1, 2014, and October 9, 2014, upon written notice to the Purchasers, the Company is required to prepay $1,000,000 of the principal amount of the 6% Notes, plus any accrued and unpaid interest thereon. The 6% Notes may not be prepaid in whole or in part at any other time. The Purchasers have the right, in certain circumstances, to redeem all or portions of the 6% Notes, in exchange for either cash or shares of the Company’s common stock. The Purchasers also have the right to require the Company to redeemed up to $1,000,000 of principal plus accrued and unpaid interest thereon per month, as further described in Section 7 of the 6% Notes.

In connection with the transactions contemplated by the Note Amendment, on June 3, 2014, the Company also entered into a First Amendment to the Registration Rights Agreement, dated April 22, 2014 (the “Amended Registration Rights Agreement”) and a Deed of Amendment to the Intercreditor Agreement, dated  April 22, 2014 (the “Amended Intercreditor Agreement”).

The foregoing descriptions of the terms of the Note Amendment, the Amended Purchase Agreement, the Amended Registration Rights Agreement and the Amended Intercreditor Agreement are qualified in their entirety by reference to the provisions of the agreements filed as Exhibits 4.1, 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K (this "Report"), which are incorporated by reference herein. The Original Purchase Agreement and form of the original 6% Notes were previously filed as exhibits to Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 29, 2014.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Report is incorporated herein by reference.

Item 3.02   Unregistered Sales of Equity Securities

Reference is made to the disclosure set forth under Item 1.01 of this Report, which disclosure is incorporated herein by reference.

The sale and the issuance of the 6% Notes were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”).  We made this determination based on the representations of the Purchaser which included, in pertinent part, that such Purchaser was an “accredited investor” within the meaning of Rule 501 of Regulation D.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Amendment to 6% Note
10.1	Amendment to Purchase Agreement
10.2	First Amendment to the Registration Rights Agreement
10.3	Deed of Amendment to the Intercreditor Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICTORY ELECTRONIC CIGARETTES CORPORATION

Date: June 9, 2014	By:	/s/ James P. McCormick
Name: James P. McCormick
Title: Chief Financial Officer